RhopressaTM (netarsudil ophthalmic solution) 0.02% Rocket 2 Phase 3 Interim 12-Month Safety Results Exhibit 99.2

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RhopressaTM Achieves Positive Interim 12-month Safety Results FDA requires at least 100 patients on RhopressaTM QD completing twelve-month period for NDA The first 118 patients on RhopressaTM QD completed the twelve-month period Adverse event profile in Month 12 similar to Month 3 Stable efficacy from Month 3 to Month 12 On target to file NDA in Q3 2016

Rocket 2: 8am IOP Efficacy Safety Population, Completed Patients (<27 mmHg) Difference in 8am mean IOP from Day 90 (Month 3) to Month 12: RhopressaTM QD: Full population: +0.1 mmHg Subset analyses: -0.3 to +0.3 mmHg Timolol BID: Full population: +0.5 mmHg Subset analyses: +0.1 to +1.4 mmHg Day 90 Month 12

Safety/Tolerability Overview of RhopressaTM QD (Interim 12-Month) *Incidence of conjunctival hyperemia ~50% (baseline 20%) There were no drug-related serious adverse events (SAEs) No new adverse events introduced over the twelve-month period The most common adverse event was conjunctival hyperemia Increased conjunctival hyperemia measured by biomicroscopy at 8 am was ~30%* of which 76% was mild at month 12 Hyperemia was sporadic – 70% of patients with prior conjunctival hyperemia had no hyperemia at month 12 Other ocular AEs AEs occurring in ~5-23% of patients included: conjunctival hemorrhage, corneal deposits, blurry vision and reduced visual acuity

Rhopressa™ and Roclatan™ Key Milestones


Q4-2016: Rhopressa™
Rocket 4 Topline efficacy (3 mos)
Q3-2016: Rhopressa™
NDA filing expected
2016
2017
Q1-2016: Roclatan™
P3 Mercury 2
to be initiated
1H-2017: Roclatan™
P3 Mercury 3 (EU)
to be initiated
End-2017: Roclatan™
NDA filing expected
Q3-2016: Roclatan™
P3 Mercury 1
Topline efficacy (3 mos)
Q2-2017: Roclatan™
P3 Mercury 2
Topline efficacy (3 mos)
Q3-2017: Roclatan™
P3 Mercury 1
Topline safety (12 mos)

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